Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, 2006 EARNINGS: YTD – $2.12 vs. $2.01; 4th QTR – $.48 vs. $.54

POWHATAN, VA., February 1, 2007 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported net income for the year ended December 31, 2006 totaling $5,164,869 an increase of $288,029 or 5.9 percent compared to $4,876,840 for the 2005 prior year. Over this same period, basic earnings per share were $2.15 compared to $2.04 an increase of 5.4 percent while on a fully diluted basis, earnings were $2.12 versus $2.01 an increase of 5.5 percent. The return on assets for the full year 2006 improved to 1.26 percent versus 1.25 percent in 2005 and the return on shareholders equity improved to 15.15 percent compared to 15.02 percent in the prior year. At December 31, 2006 total assets were $437.5 million, growth of $40.2 million or 10.1 percent from $397.4 million at year end 2005. For the fourth quarter 2006, net income was $1,167,174 a decline of $139,786 or 10.7 percent when compared to $1,306,960 in the fourth quarter of 2005. On a per share basis, basic earnings for the fourth quarter were $0.49 per share, a decrease of $0.06 versus $0.55 per share in the prior year, while fully diluted earnings per share were $0.48 a decline of $0.06 or 11 percent compared with $0.54 for the fourth quarter 2005. In the fourth quarter, the Company’s return on assets was 1.09 percent compared to the prior year’s fourth quarter of 1.32 percent, while the return on average shareholders equity was 12.88 percent, versus 16.22 percent in the prior year’s fourth quarter. The major components of the company’s balance sheet at year end 2006 were overnight funds sold - $30.2 million, investment securities - $165.5 million, loans - $208.6 million, other assets - $26.4 million, deposits - $358.0 million, borrowings - $40.2 million and total shareholders equity - $37.1 million. At December 31, 2006, the book value of a share of common stock had improved to $15.33 compared to $13.71 in 2005.

Average earning assets for the fourth quarter were $398.4 million, an increase of $30.8 million or 8.4 percent when compared to $367.6 million in the corresponding quarter last year. Average loans grew by $15.1 million to $210.0 million, up 7.8 percent from the prior year’s fourth quarter average balances of $194.9 million. Total deposits continued to grow but at slower rates than experienced in past years. Deposits averaged $347.3 million up 7.3 percent from the prior year’s fourth quarter average of $323.7 million,. The bank's average investment securities portfolio remained essentially unchanged at $168.9 million versus $168.8 million in the prior year’s fourth quarter. Overnight funds sold increased sharply to $18.8 million compared to last year’s fourth quarter average of $3.3 million. Average total term borrowings from the Federal Home Loan Bank in the fourth quarter increased by $5.2 million to $35.7 million compared to the prior year’s fourth quarter of $30.5 million. Average total assets grew by $29.8 million or 7.5 percent to $426.4 million for the quarter compared to last year’s quarterly average of $396.6 million.

The net interest income on a fully tax equivalent (FTE) basis for the fourth quarter was $3.91 million, a decrease of $0.62 million or 1.6 percent compared to $3.97 million in the fourth quarter of 2005. The tax equivalent net interest margin for the fourth quarter decreased to 3.93 percent from 4.33 percent in the prior year’s fourth quarter. This decline is a result of the current inverted yield curve and flat interest rate environment where our cost of deposits continues to increase, and absent any increases in the prime rate, our interest income remains relatively flat, resulting in margin compression. For the full year the tax equivalent net interest income was $15.87 million compared to $15.22 million, an improvement of $0.65 million or 4.3 percent. The net interest margin FTE for the full year 2006 was 4.15 percent compared to 4.20 percent last year.

Non-interest income for the fourth quarter 2006 declined slightly to $888,266 versus $897,752, in the prior year with deposit fees and charges up $95,588 or 26 percent, and gains from sales of securities down $112,702 or 57 percent. For the full year, non-interest income totaled $4.3 million, an increase of 43.9 percent or $1.3 million compared to the prior year’s total of $3.0 million. The increase is largely attributable to $636,296 or 51.9 percent increase in deposit fees and charges, $84,602 or 37.6 percent increase in other miscellaneous income, $49,823 or 13.7 percent increase in bank card fees, and the $757,416 total of nonrecurring gains on the sales of the bank’s former main office, and the sale of an investment in a trust company. This was partially offset by a decline of $199,371 or 52.3 percent in gains from sales of securities. In the fourth quarter, the bank once again made no provision for loan losses. For the year 2006 there has been no provision expense, compared to $203,000 in the prior year. At the end of the fourth quarter 2006, the loan loss reserve stood at 1.39 percent of net loans, versus 1.48 percent of net loans at the end of the fourth quarter of the prior year. The slight decline in the reserve is due to charge offs exceeding recoveries and growth in loans, and is reflective of the lower levels of non-performing assets throughout the year. At quarter-end nonperforming assets totaled $1,000,440, down from the immediately preceding third quarter’s balance of $1,348,729 and down from the fourth quarter of 2005’s balance of $1,077,905. The loan loss reserve at December 31, 2006 represents 290 percent coverage of total nonperforming assets.

Non-interest expense in the fourth quarter 2006 totaled $3.1 million an increase of 6.0 percent versus $2.91 million in the fourth quarter of last year. For the full year 2006, total non-interest expense was $12.7 million versus $10.95 million in 2005, an increase of $1.7 million or 15.5 percent. Forty-four percent of the annual increase is attributed to increases in salaries as a result of planned increases in personnel, and to a much lesser extent the related employee benefits expense. The additions to staff have largely been in the business development, lending, and retail management areas and we have begun to see the growth resulting from their efforts. As a direct result of the overall growth of the bank, and to enable us to properly support future growth, we have added support staff as well. The remaining areas with significant increases were occupancy expenses up 20.0 percent largely due to the impact of our new main office in July 2005, advertising and public relations expense up 43.7 percent as we promote our bank and increase public awareness in our principal market areas, legal and professional fees up 33.9 percent which include some of the initial costs for Sarbanes-Oxley control documentation. The bank’s efficiency ratios for the quarter and year to date were 64.2 and 62.7 percent compared to 59.7 and 60.1 percent respectively for the prior year.

Ralph Larry Lyons, President and CEO commented: “We are pleased with the results for 2006. We fully anticipated the impact resulting from margin compression in the fourth quarter, given the past year’s interest rate environment. Our core earnings are sound and sustainable. The growth in average loan balances of over 11 percent year over year is, we believe, due in part to our investment in additional lenders and business developers.” Lyons added “...our deposit growth, particularly growth in the fourth quarter, is especially gratifying when one considers the extensive competition in our markets....There is no doubt that 2007 will be a particularly challenging year, we will have to increase sales, improve product offerings, increase efficiency, control expenses, and expand our franchise, all while continuing our growth and maintaining our earnings momentum. I am confident that, given the abilities and talents of our Officers and staff, we will have yet another solid year.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 33 year-old, $437 million community bank with its headquarters in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE:	Central Virginia Bankshares, Inc.

CONTACTS:    Charles F. Catlett, III - Senior Vice President and Chief Financial Officer (804) 403-2002

Central Virginia Bankshares, Inc.	Fourth Quarter		12 Months Year to Date
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Net Income	1,167,174	1,306,960	5,164,869	4,876,840
Interest & Fees on Loans	4,523,694	3,759,895	17,283,586	13,609,704
Interest on Investments	2,370,982	2,314,144	9,393,220	9,337,014
Interest on Funds Sold	249,005	32,572	295,545	72,341
Interest on Deposits	2,922,827	1,982,228	9,836,260	7,190,999
Interest on Borrowings	485,589	350,035	1,988,279	1,438,994
Net Interest Income (FTE)	3,912,816	3,975,291	15,870,552	15,219,087
Non Interest Income	888,266	897,752	4,321,808	3,002,909
Loan Loss Provision	-	37,000	-	203,000
Interest Expense	3,408,416	2,332,263	11,824,539	8,629,993
Non Interest Expense	3,082,934	2,908,366	12,656,512	10,954,903
Period End Balances:
Investment Securities	165,523,738	165,658,244
Fed Funds Sold	30,242,000	-
Mortgage Loans Held for Sale	192,400	909,800
Loans (net of Unearned Discount)	208,507,196	197,558,226
Loan Loss Reserve	2,889,496	2,917,670
Non Interest Bearing Deposits	42,396,257	44,572,283
Total Deposits	357,993,479	322,228,948
Borrowings	40,219,500	40,190,000
Assets	437,535,230	397,372,720
Period End Shareholders Equity	37,085,946	32,908,971
Average Balances:
Average Assets	426,448,303	396,641,674	409,727,868	391,713,081
Average Earning Assets	398,424,002	367,602,402	382,614,567	362,360,007
Investment Securities	168,932,587	168,792,046	168,651,422	173,369,318
Federal Funds Sold	18,820,304	3,338,674	5,655,090	2,192,175
Mortgage Loans Held for Sale	684,076	597,320	625,084	589,770
Loans (net of Unearned Discount)	209,987,035	194,874,361	207,682,971	186,208,744
Non Interest Bearing Deposits	44,644,879	46,538,695	45,466,099	42,748,536
Total Deposits	347,319,974	323,712,932	331,437,400	318,679,166
FHLB Overnight Advances	-	-	4,498,630	295,890
FHLB Term Borrowings	35,739,130	30,500,000	29,145,205	30,834,247
Fed Funds Purchased & REPO	73,326	2,764,304	3,528,347	2,739,819
Average Shareholders Equity	36,234,405	32,222,235	34,099,090	32,465,553
Average Shares Outstanding - Basic	2,415,088	2,397,946	2,406,768	2,390,861
Average Shares Outstanding Fully Diluted	2,449,344	2,439,695	2,444,239	2,429,333
Asset Quality:
Charged Off Loans	32,270	11,416	107,442	93,702
Recoveries	16,683	12,937	79,269	109,750

Period End: Non-Accrual Loans	736,509	719,915
Loans Past Due 90 Days or More	263,931	247,160
Other Non Performing Assets	-	110,830
Other Real Estate	-	-
Total Non Performing Assets	1,000,440	1,077,905
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.49	$ 0.55	$ 2.15	$ 2.04
Net Income Per Share - Diluted	$ 0.48	$ 0.54	$ 2.12	$ 2.01
Period End Book Value Per Share	$ 15.33	$ 13.71
Return on Average Assets	1.09%	1.32%	1.26%	1.25%
Return on Average Equity	12.88%	16.22%	15.15%	15.02%
Efficiency Ratio	64.21%	59.68%	62.68%	60.12%
Average Loans to Average Deposits	60.46%	60.20%	62.66%	58.43%
Reserve for Loan Losses / Loans EOP	1.39%	1.48%
Net Interest Margin (FTE)	3.93%	4.33%	4.15%	4.20%